Exhibit 4.6

INVESTOR RIGHTS AGREEMENT

This Investor Rights Agreement (this “Agreement”) is dated as of the date indicated on the signature pages, by and among Ensysce Biosciences, Inc., a Delaware corporation (“Ensysce”), and each person identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”).

RECITALS

A. Ensysce and the Investors entered into Securities Purchase Agreements (the “SPA”) to issue and sell up to $2,000,000 of convertible promissory notes (the “Convertible Notes”).

B. As a condition of closing the transactions described in the SPA, Ensysce agreed to enter into this Agreement granting certain investment rights to the Investors.

NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual promises, representations, warranties, covenants, conditions and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ensysce and the Investors hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Applicable Participating Right Financing” means the offer and sale, during the Participation Right Period, of New Securities by Ensysce or, after a Reverse Merger, the Company.

“Company” means (A) prior to a Going Public Transaction, Ensysce and (B) on and following a Going Public Transaction, the Public Company.

“Going Public Transaction” means (A) an initial public offering (the “IPO”) of common stock by Ensysce, or (B) a merger, acquisition, reorganization or similar transaction (a “Reverse Merger”) that results in the holders of Ensysce common stock holding Listed Shares of the Public Company.

“Investors” has the meaning set forth in the introductory paragraph hereof and includes all Successor Investors.

“Listed Shares” means shares of equity securities of the Public Company that are traded on a recognized U.S. securities trading market or exchange.

“New Securities” means any debt securities or capital stock (including common stock and/or preferred stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include (i) the Convertible Notes and securities issuable on conversion of the Convertible Notes; (ii) securities issued or issuable to officers, employees, directors, consultants and service providers of the Company (or any subsidiary) pursuant to stock grants, options plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the board of directors of the Company; (iii) securities issued pursuant to the conversion or exercise of warrants or any outstanding convertible or exercisable securities as of the date of this Agreement; (iv) securities issued pursuant to a bona fide, firmly underwritten public offering pursuant to a registration statement filed under the Securities Act; (v) securities issued or issuable pursuant to the acquisition of another entity by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; provided that such issuances are approved by the board of directors of the Company; and (vi) securities issued for goods or services, including but not limited to securities issued to banks, equipment lessors or other financial institutions pursuant to a commercial leasing or debt financing transaction, securities issued for research, licenses, manufacturing, marketing or similar services or arrangements or for other goods and services; provided that such issuances are approved by the board of directors of the Company.

“Participation Right Period” means the period (a) beginning on closing of the sale of the Convertible Notes and (b) ending on the earlier of (i) twelve months from closing of the sale of the Convertible Notes, or (ii) completion of a Public Company Initial Financing.

“Pro Rata Share” means, with respect to any Investor, the ratio of (a) the principal amount of Convertible Notes purchased by such Investor pursuant to the SPA to (b) the total principal amount of all Convertible Notes purchased by all Investors pursuant to the SPAs; provided that, for purposes of the Overallotment Right, the total principal amount of all Convertible Notes, under (b) above, shall be limited to Convertible Notes held by Fully Exercising Investors.

“Public Company” means (A) in the case of an IPO, Ensysce; and (B) in the case of a Reverse Merger, the party to the Reverse Merger whose shares are issued in the Reverse Merger and which shares comprise Listed Shares.

“Public Company Initial Financing” means the offer and sale by the Company, after a Going Public Transaction, in a single transaction or multiple related transactions on identical terms, for cash, of at least $20,000,000 of New Securities.

“ROFR Period” means the period beginning immediately after closing of a Going Public Transaction and ending on the ROFR Termination Date.

“ROFR Termination Date” means the earlier of (i) the failure of the Investors to exercise in full the ROFR with respect to any ROFR Eligible Financing; provided that such failure shall not constitute a ROFR Termination Date if the Company fails to sell the balance of the New Securities offered in said Proposed Financing to third-party purchasers in the manner described in Section 3.2(b), or (ii) one year following the closing of a Going Public Transaction.

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“ROFR Eligible Financing” means the offer and sale, during the ROFR Period, of New Securities by the Company.

“Successor Investor” means any direct transferee from an Investor of Convertible Notes.

1.2 Other Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the SPA.

ARTICLE II.
PARTICIPATION RIGHT

2.1 Grant. Ensysce hereby grants to each Investor the right to purchase (the “Participation Right”) up to its Pro Rata Share of New Securities which Ensysce or the Company may, from time to time, propose to sell and issue in any Applicable Participating Right Financing commenced during the Participation Right Period.

2.2 Exercise of Participation Right. If, and each time during the Participation Rights Period, Ensysce or the Company proposes to undertake an Applicable Participation Right Financing, Ensysce or the Company, as appropriate, shall give each Investor written notice of its intention, describing the type of New Securities and their price and general terms upon which Ensysce or the Company proposes to issue the same. Each Investor shall have ten (10) calendar days after any such notice is mailed or delivered to agree to purchase, and purchase, up to such Investor’s Pro Rata Share of such New Securities for the price and on the terms specified in the notice by giving written notice to Ensysce or the Company, as appropriate, in substantially the form attached hereto as Exhibit A, and stating the quantity of New Securities to be purchased.

ARTICLE III.
RIGHT OF FIRST REFUSAL

3.1 Grant. Ensysce hereby grants to each Investor the right of first refusal (the “ROFR”) to purchase its Pro Rata Share of New Securities which the Company may, from time to time, propose to sell and issue in a ROFR Eligible Financing.

3.2 Exercise of ROFR. (a) If, and each time during the ROFR Period, the Company proposes to undertake a ROFR Eligible Financing, it shall give each Investor written notice of its intention, describing the type of New Securities and their price and general terms upon which the Company proposes to issue the same. Each Investor shall have twenty (20) calendar days after any such notice is mailed or delivered to agree to purchase, and purchase, such Investor’s Pro Rata Share of such New Securities for the price and on the terms specified in the notice by giving written notice to the Company, in substantially the form attached hereto as Exhibit A, and stating the quantity of New Securities to be purchased. In the event that some, but not all, Investors elect to fully exercise the ROFR, at the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elected to fully exercise the ROFR (each, a “Fully Exercising Investor”) of any other Investor’s failure to fully exercise the ROFR. During the ten (10) calendar period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase (the “Overallotment Right”), in addition to the number of shares specified above, up to their Pro Rata Share of the New Securities for which Investors were entitled to subscribe pursuant to the ROFR but that were not subscribed.

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(b) In the event the Investors fail to exercise fully the ROFR within said period described in Section 3.1(a) (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Investors’ ROFR option set forth in Section 3.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investors delivered pursuant to Section 3.2. In the event the Company has not sold within such ninety (90) day period following the Election Period, or such thirty (30) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities in a ROFR Eligible Financing without first again offering such securities to the Investors in the manner provided in Section 3.1.

ARTICLE IV.
MISCELLANEOUS

4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of the date of transmission, if such notice or communication is delivered via facsimile or email (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number or email address specified in this Section prior to 5:00 p.m. (New York City time) on a Business Day, the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service with next day delivery specified, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to Ensysce or the Company:	Ensysce Biosciences, Inc.
6019 Folsom Dr.
La Jolla, California 92037
Attn: Dr. Lynn Kirkpatrick
Email: lkirkpatrick@ensysce.com

If to an Investor:	To the Investor’s address set forth on the signature page hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

4.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by Ensysce or the Company, as appropriate, and each of the Investors or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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4.3 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

4.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns, it being specifically agreed, that, upon closing of a Reverse Merger, all rights and obligations of Ensysce hereunder shall be specifically assigned to and assumed by the Company. This Agreement, or any rights or obligations hereunder, may not be assigned by Ensysce or the Company, as appropriate, without the prior written consent of the Investors. Any Investor may assign its rights hereunder in whole or in part to any person to whom such Investor assigns or transfers any Convertible Notes in compliance with the SPA and applicable law, provided such transferee shall agree in writing to be bound by the terms and conditions of this Agreement that apply to the “Investors”. Ensysce covenants and agrees to include in the merger agreement with respect any Reverse Merger, a requirement that, effective on closing of the Reverse Merger, all obligations of Ensysce contained herein shall be assumed and carried out by the Company.

4.5 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

4.6 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all Actions concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the California Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Action, any claim that it is not personally subject to the jurisdiction of any such California Court, or that such Action has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Action by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. If either party shall commence an Action to enforce any provisions of this Agreement, then the prevailing party in such Action shall be reimbursed by the other party for its reasonable attorney’s fees and other reasonable costs and expenses incurred with the investigation preparation and prosecution of such Action.

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4.7 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail signature page were an original thereof.

4.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Investor Rights Agreement to be duly executed by their respective authorized signatories as of the date indicated below.

Date: May 11, 2018	ENSYSCE BIOSCIENCES, INC.

	By:	/s/ Lynn Kirkpatrick
Dr. Lynn Kirkpatrick
Chief Executive Officer

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[SIGNATURE PAGES FOR INVESTORS FOLLOW]

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NAME OF INVESTOR:	Paul Vezolles

Date: May 22, 2018

	By:	/s/ Paul Vezolles

	Name:	Paul Vezolles

Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email:

Attention:

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NAME OF INVESTOR:	Bob G. Gower

Date: May 8, 2018

	By:	/s/Bob G. Gower

	Name:	Bob G. Gower

Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email:

Attention:

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EXHIBIT A

NOTICE AND WAIVER/ELECTION OF
PARTICIPATION RIGHT OR
RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my participation right or rights of first refusal under the Investors’ Rights Agreement dated as of _________________, 2018 by and between the undersigned and Ensysce Biosciences, Inc. (the “Agreement”):

Issuance and Sale of New Securities pursuant to notice, dated ____________, 20____, given by Ensysce, or the Company, pursuant to Section 2.2 or 3.2 of the Agreement: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $_____________ [PLEASE PROVIDE AMOUNT] in New Securities proposed to be issued, representing less than my pro rata portion of the aggregate of $[__________] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $___________ in New Securities proposed to be issued, representing my full pro rata portion of the aggregate of $[_________] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing and, to the extent available, the greater of (x) an additional $_____________ [PLEASE PROVIDE AMOUNT] or (y) my pro rata portion of any remaining investment amount available in the event other Investors do not exercise their full rights of first refusal with respect to the $[____________] in New Securities being offered in the financing.

Date: _________, 20___
Signature of Investor or Authorized Signatory

Title, if applicable

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Ensysce, or its successor, will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

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